EXHIBIT 99.1

     AGREEMENT FOR GRANT OF OPTIONS TO ACQUIRE 30% AND 50% INTERESTS IN PETROLEUM EXPLORATION PERMIT 38256, NEW ZEALAND

THIS AGREEMENT made as of June 25,1998

AMONG:

     TRANS-ORIENT PETROLEUM (NZ) LTD., a body corporate subsisting under the laws of New Zealand, with a place of business at 284 Kaori Road, Kaori, Wellington, New Zealand
     ("TOP")
     OF THE FIRST PART
AND:

     INDO-PACIFIC ENERGY (NZ) LTD., a body corporate subsisting under the laws of New Zealand, with a place of business at 284 Kaori Road, Kaori, Wellington, New Zealand
     ("Indo")
     OF THE SECOND PART
AND:

     TRANS NEW ZEALAND OIL COMPANY (NZ) LTD., a body corporate subsisting under the laws of New Zealand, with a place of business at 284 Kaori Road, Kaori, Wellington, New Zealand
     ("TNZ")
     OF THE THIRD PART

WHEREAS:

A. TOP is the holder of a 50% participating interest, and Indo is the holder of a 50% participating interest, in and to petroleum exploration permit 38256, Canterbury Basin, South Island, New Zealand, granted on August 25, 1997 pursuant to -the Crown Mineral Act 1991
(NZ);

B. Each of TOP and Indo wish to grant to TNZ an option to acquire from each an undivided interest of 15% in and to petroleum exploration permit 38256 on the terms and conditions of this Agreement; and

C. Each of TOP and Indo wish to grant to TNZ a further option to acquire from each an undivided interest of 25% in and to petroleum exploration permit 38256 on the terms and conditions of this Agreement;

WITNESSES THAT the parties mutually covenant and agree as follows:

ARTICLE 1      DEFINITIONS AND INTERPRETATION

     1.01 In this Agreement, including its recitals and schedules, the following words and phrases have the following meanings:
1991 Act means the Crown Minerals Act 1991 (NZ), as amended from time to time.

Assignment Agreement means an assignment and assumption agreement in a form prescribed by the Operator by which an Optioned Interest is transferred to TNZ subject to a Notice being lodged with the Secretary and to filing with, and receipt of the consent of, the Minister on such terms and conditions as he sees fit, under section 41 of the 1991 Act.

Business day means a day that is not a Saturday or Sunday or a public holiday in New Zealand.

Drilling Interest means the participating interest to be acquired by TNZ on exercise of the Drilling Option and vested in TNZ on issue of a Permit Endorsement reflecting filing of a Notice and an Assignment Agreement relating to exercise of the Drilling Option.

Drilling Option means the grant by each of Indo and TOP to TNZ of an option to acquire from each an undivided 25% participating interest in and to the Permit in consideration that TNZ pay for all Well Costs for the drilling of two exploration wells on the Permit in such location or locations as is determined appropriate by the Participants in accordance with the Operating Agreement.

Effective Date means, with respect to the Exploration Option, the date on which TNZ delivers a notice exercising the Exploration Option and, with respect to the Drilling Option, the date on which TNZ delivers a notice exercising the Drilling Option.

Exchange Rate means the ratio of the value of United States dollars to New Zealand dollars on June 25, 1998.

Exploration Interest means the participating interest to be acquired by TNZ on exercise of the Exploration Option and vested in TNZ on issue of a Permit Endorsement reflecting filing of a Notice and an Assignment Agreement relating to exercise of the Exploration Option.

Exploration Option means the grant by each of Indo and TOP to TNZ of an option to acquire from each an undivided 15% participating interest in and to the Permit in consideration that TNZ pay for all costs associated with, or incurred in connection with, the collection, processing and interpretation of at least 200 kilometers of 2D seismic data, as proposed, approved and paid for in accordance with the Operating Agreement.

Indo means Indo-Pacific Energy (NZ) Ltd., a body corporate subsisting under the laws of New Zealand, with an office at 284 Kaori Road, Kaori, Wellington, New Zealand.

Joint Venture means the relationship established between Indo and TOP for the exploration and development of, and production from, the Permit as provided in the Operating Agreement.

Minister means the Minister of Energy (NZ).

Notice means the notice in the form prescribed under subsection 41(8) of the 1991 Act.

Participants means until issuance of a Permit Endorsement for the assignment of the Exploration Interest, Indo and TOP, and thereafter Indo, TOP, TNZ and such other parties as are admitted to the Joint Venture in accordance with the Operating Agreement.

Permit means petroleum exploration permit issued on August 25, 1997 under the 1991 Act to Indo and TOP in the proportions of 50% each.

Permit Endorsement means an amendment to the Permit as issued by the Minister after lodging of a Notice with the Secretary in accordance with section 41 of the 1991 Act.

Operating Agreement means the agreement dated June 25, 1998 between Indo and TOP providing for the appointment of Indo as Operator and the conduct of joint operations on, and in connection with, the Permit.

Operator means Indo or its successor as duly appointed in accordance with the Operating Agreement.

Optioned Interests means the Exploration Interest or the Drilling
Interest.

TNZ means Trans New Zealand Oil Company (NZ) Ltd., a body corporate subsisting under the laws of New Zealand, with an office at 284 Kaori Road, Kaori, Wellington, New Zealand.

TNZ Options means an option granted by TNZ(US) to each of Source Rock Holdings Ltd. and Reservoir Rock Holdings Ltd. to purchase before the earlier of July 1, 2000 or 30 business days after the date on which TNZ ceases to have an interest in PEP 38256 for US$0.50 per share up to 1,000,000 common shares of TNZ(US).

TNZ Shares means 1,000,000 common shares of TNZ(US) to be issued for US$0.25 per share to Source Rock Holdings Ltd. and 500,000 common shares of TNZ(US) to be issued for US$0.25 per share to Reservoir Rock Holdings Ltd.

TNZ(US) means Trans New Zealand Oil Company, a body corporate subsisting under the laws of Nevada, with an office at Suite 1200, 1090 West Pender Street, Vancouver, British Columbia V6E 2N7.

TOP means Trans-Orient Petroleum (NZ) Ltd., a body corporate subsisting under the laws of New Zealand, with an office at 284 Kaori Road, Kaori, Wellington, New Zealand.

Secretary means the Secretary of Commerce (NZ).

Well Costs means in respect of an exploration well, all direct and indirect costs incurred in the planning and drilling of the well, including but not limited to the following operations and costs:

     (a) site surveys;

     (b) mobilization and demobilization of the drilling unit and associated vehicles;

     (c) running and setting surface and intermediate casing, cementing, wireline logging, coring and repeat formation testing;

     (d) the remedying of any blow out or mechanical failure of the well including redrilling the well;

     (e) plugging and abandoning or suspending; and

     (f) analysis of results required for the preparation of completion reports.

     1.02 The captions, section numbers and article numbers appearing in this Agreement are inserted for convenience of reference only and will in no way define, limit, constrict or describe the scope or intent of this Agreement nor in any way affect this Agreement.

     1.03 This Agreement and all matters arising under this Agreement will be governed by, construed and enforced in accordance with the laws of New Zealand and all disputes will be referred to the court of appropriate jurisdiction in the City of Wellington, New Zealand to which jurisdiction the parties irrevocably attorn.

     1.04 In this Agreement, wherever the context requires, words importing the singular number will include the plural and vice versa, words importing the masculine gender will include the feminine and neuter genders and words importing persons will 11 include firms and corporations and vice versa.

     1.05 Unless otherwise stated, a reference in this Agreement to a numbered or lettered article, section, subsection, paragraph, subparagraph or clause refers to the article, section, subsection, paragraph, subparagraph or clause bearing that number or letter in this Agreement.

     1.06 Each provision of this Agreement is intended to be severable and if any term or provision of this Agreement is determined by a court of competent jurisdiction to be illegal or invalid or unenforceable for any reason whatsoever, such provision will be severed from this Agreement and will not affect the legality, enforceability or Validity of the remainder or any other provision of this Agreement.

     1.07 The word "including", when following any general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement.

     1.08 Accounting terms not otherwise defined have the means assigned to them in accordance with New Zealand generally accepted accounting principles.

     1.09 A reference to currency means United States currency and will be converted to New Zealand currency at the Exchange Rate.

     1.10 A reference to statute or code includes every regulation made pursuant thereto, all amendments to the statute or code or to any such regulation in force from time to time, any statute, code or regulation which supplements or supersedes such statute code or any such regulation and applicable policies, orders, notices and interpretation bulletins promulgated in connection with such statute.

     1.11 A reference to an entity includes any entity that is a successor to such entity.

     1.12 Time is of the essence of the performance of every obligation under this Agreement, and no failure or lack of diligence by any party in proclaiming or seeking redress for any violation of, or insisting on strict performance of, any provision of this Agreement will prevent a subsequent violation of that provision, or of any other provision, from giving rise to any remedy that would be available if it were an original violation of that provision or another provision.

     1.13 This Agreement will be binding upon and entire to the benefit of the respective heirs, executors, administrators and other legal representatives and, to the extent permitted hereunder and to be permitted under an operating agreement relating to the Permit, the respective successors and assigns, of the parties.

ARTICLE 2. TNZ'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     2.01 Indo and TOP severally represent and warrant to, and covenant with, TNZ that:

     (a) each is duly incorporated under the laws of New Zealand, validly exists andis in good standing with respect to all applicable law, and is duly registered to carry on business in all other jurisdictions in which it carries on business;

     (b) each owns all right, title and interest in an to 50% of the Permit as tenants-in-common and no other person, firm or corporation has any legal or beneficial interest, vested or contingent, in or to the Permit;

     (c) the Permit is valid and subsisting in accordance with its terms and conditions and the provisions of the 1991 Act;

     (d) each has good and sufficient right and authority to enter into this Agreement on the terms and conditions set forth, to grant the Optioned Interests to TNZ, and on exercise of either of the Optioned Interests by TNZ and on compliance with section 41 of the 1991 Act, transfer the legal and beneficial title to the Optioned Interest which TNZ has exercised to TNZ;

     (e) the Operating Agreement is a valid and subsisting agreement enforceable in accordance with its terms and is the entire agreement among Indo and TOP with respect to the conduct of operations on, and in connection with, the Permit;

     (f) the making of this Agreement and the completion of the transactions contemplated in this Agreement does not conflict with or result in the breach or acceleration of any indebtedness under, or constitute default under, the constating documents of Indo or TOP or any indenture, mortgage, agreement, lease, license or other instrument to which either is a party or by which it is bound, or any judgment or order of any court or administrative body by which either is bound;

     (g) there are no liabilities, whether direct, indirect absolute, contingent or otherwise that would have a material adverse affect on the Permit or the Optioned Interests;

     (h) there is no basis for and there are no actions, suits judgments, investigations or proceedings outstanding or pending by or against Indo or TOP and, to the several knowledge of Indo or TOP or either of them, there is no basis for and there are no actions, suits, judgments, investigations or proceedings threatened against or affecting Indo or TOP at law or in equity or before or by any- federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency which would materially adversely affect the right, title or interest of Indo or TOP in or to the Permit; and

     (i) the grant of either the Exploration Option of the Drilling Option does not constitute a disposition of all or substantially all of the assets or undertaking of either Indo or TOP.

     2.02 Indo and TOP covenant and agree to and with TNZ that they will, at all times this Agreement is subsisting permit TNZ, through its representatives, to make such investigation of the Permit and the Optioned Interests as TNZ) deems necessary or advisable to familiarize itself with such assets, operating on, or in connection with, the Permit and other matters, provided such investigation will not, however, affect or mitigate Indo's and TOP's covenants, representations and warranties under this Agreement which will continue in full force and effect;

     2.03 The several representations, warranties, covenants and agreements of Indo and TOP contained in this Agreement will be true at and as of the date of vesting of the Exploration Interest and of the Drilling Interest as though such representations, warranties, covenants and agreements were made at and as of such dates and except for the waiver of any condition by TNZ, the representations, warranties, covenants and agreements of Indo, and TOP will survive such dates and, notwithstanding the exercise of the Optioned Interests, will continue in full force and effect.

     2.04 Indo and TOP will severally defend, indemnify and save TNZ harmless from and against all actions, causes of action, losses, damages, costs, charges, liabilities and expenses, including, but not limited to, actual legal fees, arising out of or in connection with any breach of any term or condition by Indo or TOP of any covenant, representation or agreement contained in this Agreement and not accepted or waived by TNZ at the time of exercise of the Exploration Option or at the time of exercise of the Drilling Option.

     2.05 Indo and TOP acknowledge and agree that TNZ has entered into this Agreement relying on the warranties, representations, covenants and other terms and conditions of this Agreement, and that no information which is now known or which may become known to TNZ or its professional advisors after the date or this Agreement will limit or extinguish the right to an indemnity under this provision, except any breach accepted or waived by TNZ at the time of exercise of the Exploration Option or at the time of exercise of the Drilling Option.

ARTICLE 3      TNZ'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     3.01 TNZ represents and warrants to, and covenant with, Indo and TOP that:

     (a) TNZ is duly incorporated under the laws of New Zealand, validly exists and is in good standing with respect to all applicable law, and is duly registered to carry on business in all other jurisdictions in which it carries on business;

     (b) TNZ has good and sufficient right and authority to enter into this Agreement on the terms and conditions set forth and to acquire the legal and beneficial title to the Exploration Interest and the Drilling Interest;

     (c) the making of this Agreement and the completion of the transactions contemplated in this Agreement does not conflict with or result in the breach or acceleration of any indebtedness under, or constitute default under, the constating documents of TNZ or any indenture, mortgage, agreement, lease, license or other instrument to which either is a party or by which it is bound, or any judgment or order of any court or administrative body by which it is bound;

     (d) TNZ acknowledges the terms and conditions of the Operating Agreement and covenants to permit the Operator to conduct on behalf of TNZ before the exercise of any of the Exploration Option of the Drilling Option all operations on, or in connection with, the Permit on, and in accordance with, the terms and conditions of the Operating Agreement;

     (e) there is no basis for and there are no actions, suits judgments, investigations or proceedings outstanding or pending by or against TNZ and, to the knowledge of TNZ, there is no basis for and there are no actions, suits, judgments, investigations or proceedings threatened against or affecting TNZ at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency which would materially adversely affect the right, title or interest of TNZ in or to the Exploration Interest or the Drilling Interest when acquired;

     (k) TNZ is solvent and able to meet in the ordinary course its obligations with respect to the exploration Option and the Drilling Option, subject to the acceptance and approval from time to time by TNZ of authorizations for expenditure prepared from time to time by the Operator.

     3.02 The representations, warranties, covenants and agreements of TNZ contained in this Agreement will be true at and as of the date of vesting of the Exploration Interest and of the Drilling Interest as though such representations, warranties, covenants and agreements were made at and as of such dates and except for the waiver of any condition by Indo and TOP, the representations, warranties, covenants and agreements of TNZ will survive such dates and, notwithstanding the exercise of the Optioned Interests, will continue in full force and effect.

     3.03 TNZ will defend, indemnify and save Indo and TOP harmless from and against all actions, causes of action, losses, damages, costs, charges, liabilities and expenses, including, but not limited to, actual legal fees, arising out of or in connection with any breach of any term or condition by TNZ of any covenant, representation of agreement contained in this Agreement and except any breach accepted or waived by TNZ at the time of exercise of the Exploration Option or at the time of exercise of the Drilling Option.

     3.04 TNZ acknowledges and agrees that Indo and TOP have entered into this Agreement relying on the warranties, representations, covenants and other terms and conditions of this Agreement, and that no information which is now known or which may become known to Indo or TOP or its professional advisors after the date of this Agreement will limit or extinguish the right to an indemnity under this provision, except any breach accepted or waived by Indo or TOP at the time of exercise of the Exploration Option or at the time of exercise of the Drilling Option.

ARTICLE 4      CONDITIONS PRECEDENT TO GRANT OF EXPLORATION OPTION

     4.01 It is a condition that on execution and delivery of this
Agreement:

     (a) there is executed and delivered by TNZ(US) and Source Rock Holdings Ltd. an agreement providing for the issue of the TNZ Shares to be issued to Source Rock Holdings Ltd. and such TNZ Shares are issued in accordance with securities applicable law;

     (b) there is executed and delivered by TNZ(US) and Reservoir Rock Holdings Ltd. an agreement providing for the issue of the TNZ Shares to be issued to Reservoir Rock Holdings Ltd. and such TNZ Shares are issued in accordance with securities applicable law;

     (c) there is executed and delivered by TNZ(US) and Source Rock Holdings Ltd. an agreement providing for the grant of the TNZ Options to be granted to Source Rock Holdings Ltd. in accordance with securities applicable law; and

     (d) there is executed and delivered by TNZ(US) and Reservoir Rock Holdings Ltd. an agreement providing for the grant of the TNZ Options to be granted to Reservoir Rock Holdings Ltd. in accordance with securities applicable law.

ARTICLE 5      ACQUISITION OF THE EXPLORATION OPTION

     5.01 Each of Indo and TOP grants to TNZ the sole and exclusive right and option, on the terms and other conditions of this Agreement, to acquire the Exploration Interest free and clear of all charges, encumbrances and claims, except for those set out in the Operating Agreement.

     5.02 This Agreement and the Exploration and the Drilling Options will terminate if before delivering a notice exercising the Exploration Option TNZ has failed to make any payments to the Operator in connection with work approved in accordance with the Operating Agreement required to be done to exercise the Exploration Option and TNZ will not be entitled to compensation or return of monies paid in connection with work done to exercise the Exploration Option.

     5.03 All operations on, or in connection with, the Permit until exercise of the Exploration Option will be conducted under the Operating Agreement as if TNZ were a party to the Operating Agreement without a vote.

ARTICLE 6      EXERCISE OF THE EXPLORATION OPTION

     6.01 The Operator will provide all reports, maps data and interpretation of such data, and any other information relating to the Permit that is, or has come into, in the possession of the Operator, to TNZ in order that TNZ may determine whether it will exercise the Exploration Option and become a Participant and will by written notice inform TNZ when all such information has been provided.

     6.02 Within 20 business days of delivery of the notice by the Operator under section 6.01, TNZ will exercise the Exploration Option by delivery of a written notice to Indo and TOP to such effect and on and from such Effective Date will as among the parties to this Agreement become a Participant in the Joint Venture with respect to the Exploration Interest but nothing will obligate TNZ to exercise the Exploration Option.

     6.03 The Operator will forthwith prepare and forward an Assignment Agreement for execution and delivery among the Participants assigning to TNZ the Exploration Interest and lodge such Assignment Agreement and the required Notice with the Secretary and request the consent of the Minister under the 1991 Act.

     6.04 It is a condition that TNZ comply with such conditions as are prescribed by the Minister in connection with the grant of the consent of the Minister under the 1991 Act to the transfer of the Exploration Interest, and if there are further costs to be incurred in connection with compliance with such conditions, such costs will be deemed to be part of the costs of acquiring the Exploration Interest and will be borne by TNZ.

     6.05 If and when a Permit Endorsement has been issued in connection with the request for consent to the transfer of the Exploration Interest, a 30% right, title and interest in and to the Permit will vest in TNZ free and clear of all charges, encumbrances and claims, except for the obligations of TNZ under the Operating
Agreement.

ARTICLE 7      ACQUISITION OF THE DRILLING OPTION

     7.01 If TNZ has exercised the Exploration Option, it may by delivery within 80 business days of delivery of the notice under section 6.02 acquire the Drilling Option by the delivery of a written notice to Indo and TOP that it is acquiring the Drilling Option and on delivery of such notice, each of Indo and TOP grants to TNZ the sole and exclusive right and option, on the terms and other conditions of this Agreement, to acquire the Drilling Interest free and clear of all charges, encumbrances and claims, except for those set out in the Operating Agreement.

     7.02 This Agreement and the Drilling Option will terminate if before delivering the notice exercising the Drilling Option TNZ has failed to make any payments to the Operator in connection with Well Costs approved in accordance with the Operating Agreement required to be done to exercise the Drilling Option and TNZ will not be entitled to compensation for, or return of monies paid in connection with, Well Costs.

     7.03 All operations on, or in connection with, the Permit until exercise of the Drilling Option will be conducted under the Operating Agreement as if TNZ were a Participant holding the Exploration
Interest.

ARTICLE 8      EXERCISE OF THE DRILLING OPTION

     4.2 The obligation of TNZ to pay Well Costs will have been met on the first to occur of:

     (a) the Joint Venture deciding in accordance with the Operating Agreement to run production casing in the second well drilled under the Drilling Option; or

     (b) the Joint Venture deciding in accordance with the Operating Agreement to plug and abandon the second well drilled under the Drilling Option.

     8.02 The Operator will provide all reports, maps data, interpretation of such data, results of tests, reserve calculations, completion reports and any other information relating to the Permit that is, or has come into, in the possession of the Operator, to TNZ in order that TNZ may determine whether it will exercise the Drilling Option and will by written notice inform TNZ when all such information has been provided.

     8.03 Within 20 business days of delivery of the notice by the Operator under section 8.02, TNZ will exercise the Drilling Option by delivery of a written notice to Indo and TOP to such effect and on and from such Effective Date will as among the parties to this Agreement become a Participant in the Joint Venture with respect to the Exploration Interest and the Drilling Interest but nothing will obligate TNZ to exercise the Drilling Option.

     8.04 The Operator will forthwith prepare and forward an Assignment Agreement for execution and delivery among the Participants assigning to TNZ the Drilling Interest and lodge such Assignment Agreement and the required Notice with the Secretary and request the consent of the Minister under the 1991 Act.

     8.05 It is a condition that TNZ comply with such conditions as are prescribed by the Minister in connection with the grant of the consent of the Minister under the 1991 Act to the transfer of the Drilling Interest, and if there are further costs to be incurred in connection with compliance with such conditions, such costs will be deemed to be Well Costs and will be borne by TNZ.

     8.06 If and when a Permit Endorsement has been issued in connection with the request for consent to the transfer of the Drilling Interest, a further 50% right, title and interest in and to the Permit will vest in TNZ free and clear of all charges, encumbrances and claims, except for the obligations of TNZ under the Operating
Agreement.

ARTICLE 9      RIGHT OF ENTRY AND ATTORNMENT TO OPERATING AGREEMENT

     9.01 Throughout the term of the Exploration Option and, if TNZ elects to proceed with the Drilling Option, the term of the Drilling Option, the directors and officers of TNZ and TNZ(UZ), and their servants, agents and independent contractors, will have the rights in respect of the Permit and information relating to the Permit as is prescribed in the Operating Agreement as if TNZ or TNZ(US) were a Participant.

     9.02 The Operator will conduct all operations on, or in connection with the Permit in accordance with Operating Agreement to which agreement TNZ attorns and if an action or cause of action arises against the Operator in such capacity before TNZ becomes a Participant, TNZ may commence and maintain such action in accordance with the Operating Agreement as if were a Participant.

     9.03 During the term of the Exploration Option, the Operator will deal in all respects with TNZ as if TNZ were a Participant with no vote under the Operating Agreement.:

ARTICLE 10     TERMINATION OF THE EXPLORATION OPTION

     10.01 If the Exploration Option is terminated otherwise than upon exercise, TNZ will deliver at no cost to Indo or TOP within 90 days after termination of the Exploration Option copies of all relevant reports, maps, assay results and other relevant technical data compiled by, or in the possession of, TNZ with respect to the Permit.

ARTICLE 11     TAX CONSIDERATIONS

     11.01 The Operator will provide TNZ all relevant information required to enable TNZ to assume and obtain the benefit of allowable deductions in respect of the work to be performed to exercise the Exploration Option and, if applicable, the Drilling Option under applicable income tax legislation.

     11.02 The Permit is a wildcat exploration area with no proven economic reserves of petroleum and that the value of the right, title and interest that may be acquired by TNZ is nil.

     11.03 Each party will bear its own costs and expenses including, without limitation, all legal costs and expenses in relation to the preparation, negotiation and execution of this Agreement and each of the documents which this Agreement requires any of the parties to execute and deliver.

     11.04 TNZ will bear all stamp duty and registration fees payable under the 1991 Act and any applicable tax legislation on this Agreement and each of the documents which this Agreement requires any of the parties to execute.

ARTICLE 12     GENERAL

     12.01 The parties will execute and deliver all such further documents and instruments and do all such further acts and things as any of the other parties may reasonably require to carry out the full intent and meaning of this Agreement.

     12.02 This Agreement and the Operating Agreement contain the hole agreement among the parties in respect of the grant of the Exploration and the drilling Options and the conduct of operations on, and in connection with, the Permit, and there are no warranties, representations, terms, conditions, or collateral agreements, express, implied or statutory, other than those expressly set forth in this Agreement and the Operating Agreement.

     12.03 No consent or waiver, express or implied, by any party to or of any breach or default by any other party of any or all of its obligations under this Agreement will:

     (a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this paragraph;

     (b) be relied upon as a consent or waiver to or of any other breach or default of the same or any other obligation;

     (c) constitute a general waiver under this Agreement; or

     (d) eliminate or modify the need for a specific consent or waiver pursuant to this paragraph in any other subsequent instance.

     12.04 Any notice to be given by any party to another will be deemed to be given when in writing and delivered or telecopied on any business day to the address for notice of the intended recipient.

     12.05 The address for notice of TNZ will, until changed, be:

          Trans New Zealand Oil Company
          Suite 1200, 1090 West Pender Street
          Vancouver, B. C. V6E 2N7
          Attention: Mr. Ronald Bertuzzi, President
          Telecopy: 604-682-1174

     12.06 The address for notice of each of Indo and TOP will, until changed, be:

          Indo-Pacific Energy (NZ) Ltd.
          Trans-Orient Petroleum (NZ) Ltd.
          284 Karori Road Karori,
          Wellington, New Zealand
          Attention: Dr. David Bennett, President
          Telecopy: 011-64-4-476-0120

     12.07 A party may by notice to all other parties change its address for notice to some other address.

     12.08 A notice delivered to an address for notice will be deemed to be valid and given notwithstanding the death or incapacity of the person to whom the notice is directed, whether known or unknown to the person giving the notice.

     12.09 TNZ may not assign its right to acquire the Exploration Interest or the Drilling Interest without the consent in writing of each of In and TOP first had and received on such terms and conditions as may be prescribed by Indo and TOP and any assignment of a Participating Interest by TNZ will be done in accordance with the Operating Agreement.

     12.10 Until INZ has exercised the Exploration Option, Indo or TOP may deal in such manner as they wish with the 10% Participating Interest owned by each in accordance with the Operating Agreement, but will until the expiry of the time prescribed for acquisition by TNZ of the Drilling Option do nothing, and not suffer or permit anything to be done, which would render them unable to transfer to TNZ the Drilling Interest.

     12.11 This Agreement will enure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted he Permit.

EXECUTED AS AN AGREEMENT

Signed for Indo, Pacific Energy (NZ) Limited by its duly authorised representative

/s/ D. J. Bennett
Signature of representative
Office Held: President
Name of Representative: D. J. Bennett

Signed for Trans-Orient Petroleum (NZ) Limited by its duly authorised representative

/s/ D. J. Bennett
Signature of representative
Office Held: President
Name of Representative: D. J. Bennett

Signed for Trans New Zealand Oil Company (NZ) Ltd.
by its duly authorised representative

/s/ D. J. Bennett
Signature of representative
Office Held: President
Name of Representative: D. J. Bennett